UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): May 7, 2014

ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)

(281) 933-3339
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 7, 2014, the presiding judge in the United States District Court for the Southern District of Texas signed and entered a Final Judgment in the previously-reported lawsuit of WesternGeco L.L.C. v. ION Geophysical Corporation, in the amount of $123,836,193.89. The final judgment is consistent with the Order issued by the Court on April 30, 2014, which ION Geophysical Corporation (the “Company”) disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2014.

Also, as previously described by the Company, the Final Judgment included an injunction that enjoins the Company, its servants, agents and anyone acting in concert with it, from supplying in or from the United States the DigiFIN® product or any parts unique to the DigiFIN product, or any instrumentality no more than colorably different from any of these products or parts, for combination outside of the United States. The Company has conducted its business in compliance with the Court’s orders in the case, and the Company has reorganized its operations such that it no longer supplies the DigiFIN product or any parts unique to the DigiFIN product in or from the United States.

As previously disclosed, the Company has taken a loss contingency accrual of $123.8 million related to this case. Additional interest will continue to accrue until this legal matter is fully resolved. The Company’s assessment of its potential loss contingency may change in the future due to developments in the case and other events, such as changes in applicable law, and such reassessment could lead to the determination that no loss contingency is probable or that a greater or lesser loss contingency is probable.

The Company intends to appeal the trial court’s Final Judgment to the United States Court of Appeals for the Federal Circuit.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2014	ION GEOPHYSICAL CORPORATION
By: /s/ DAVID L. ROLAND David L. Roland Senior Vice President, General Counsel and Corporate Secretary